Exhibit (c)(xix)

 I n v e s t o r  P r e s e n t a t i o n  October 2025  Exhibit (c)(xix)

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 Table of Contents  1 Business Overview  2  2 KORE’s Value Creation & Transformation (2023-25)  3 Investment Highlights  4 Financial Overview

 E x e c u t i v e S u m m a r y  4  Introduction & Business Overview  KORE Wireless (NYSE: KORE) (“KORE” or the “Company”) is a leading provider of Internet-of-Things (“IoT”) connectivity & solutions that manages over 20 million connections across 3,600 enterprise and mid-market customers  For the LTM period ended September 30th, 2025, the Company generated $285 million of Revenue and $65 million of Q3-25 LQA1 Pro Forma EBITDA2 (23% margin)  Transaction Overview  Abry Partners LLC and Searchlight Capital Partners L.P. (the “Sponsors”) are jointly pursuing a take-private transaction of KORE, with an anticipated bid submission in the near-term  To finance the transaction, the Sponsors plan to contribute new equity to cash out existing shareholders, and proceeds from new Senior Secured Facilities will refinance all existing debt  In addition, at the end of 2023, Searchlight invested $153 million of preferred equity, which is subordinated to all company debt  The Senior Secured Credit Facilities will consist of the following:  $25 million Revolving Credit Facility (undrawn at close)  $300 million new Term Loan  Pro forma for the transaction, KORE will have total net leverage of 4.4x, based on Q3-25 LQA Pro Forma EBITDA of $65 million  Last Quarter Annualized  Pro forma for (i) exclusion of contribution profit from non-core segments (CEaaS / PositionLogic) that have been or are in-process of being sunset in 2025/26; (ii) estimated public company cost savings; and (iii) additional cost savings actioned in 2025

Transaction Summary

Transaction Overview

- Expected Size and Structure: $300M Senior Secured Term Loan funded at close and $25M Revolving Credit Facility (undrawn at close)
- Use of Proceeds: Refinance existing debt (Term Loan, Unsecured Notes)
- New debt will be senior to Searchlight's existing preferred equity and $80M of common equity
- Transaction expected to close by Q1-2026

Sources and Uses ($ in millions)

Sources	
Est. Cash on Balance Sheet (Q1-26)	$33
Est. Equity (Junior to Debt)	287
New Senior Secured Term Loan	300
Total Sources	**$619**

Uses	
Repay Term Loan	$180
Repay Convertible Notes	120
Est. Equity (Junior to Debt)	287
Transaction Costs	20
Cash to Balance Sheet	12
Total Uses	**$619**

Credit Metrics and Pro Forma Capitalization ($ in millions)

Pro Forma Capitalization (Q1-26 Close)	
New Senior Secured Term Loan	300
(-) Pro Forma Cash	(12)
Net Debt	**$288**
Est. Equity (Junior to Debt)	$287
Enterprise Value	**$574**
Q3-25 LQA PF EBITDA	**$65**

Pro Forma Leverage Metrics	
Net Debt / EBITDA	4.4x
%-LTV	52%

KORE

5

 Business Overview  Proprietary & confidential to KORE Wireless |6

KORE at a Glance

Global, independent provider of mission critical IoT solutions and has been an industry leader since the early 2000s

KORE

FOUNDED IN
2003

~500
Employees

14
Global Offices

Trusted By Global Industry Leaders and Recognized Brands

Abbott | DIGI | Livongo by Teladoc Health | MEDIDATA | PHILIPS | T-Mobile | tyler technologies | UBIQUITI NETWORKS

KORE by the Numbers

20M+ IoT Connections	**3600+** Global Customers
$287M 2025E Revenue	**$65M** *(23% Margin)* Q3-25 LQA PF EBITDA
$226M *(79% of Total)* 2025E Connectivity Revenue	**90%+** Recurring Connectivity Gross Profit
40+ Direct Carrier Partners	**200+** Countries Coverage
7+ Years Average Customer Tenure	

KORE

7

What We Do

Connectivity-led, technology-powered services & solutions that support global, scalable deployment for Enterprise IoT customers

	IoT Connectivity *79% of 2025E revenue*	**IoT Solutions** *21% of 2025E revenue*
Product Description	• Connectivity offered through managed IoT platform 'KORE One', which securely connects devices across any network (multiple devices, multiple locations, multiple carriers) • Suite of SIM and eSIM products with access to over 600 networks in over 200 countries • Highly available APIs for easy management of all SIM-embedded devices • Pre-installed multi-IMSI profile and Remote SIM Provisioning (RSP) to filter use to only local networks in instances of regulatory boundaries available in KORE eSIM offerings	• Enterprise-grade IoT hardware including telematics devices, sensors, asset trackers and fixed-wireless routers / gateways • Outsourced platform-enabled services (e.g., logistics, configuration, device management) • General device testing as well as certification testing for government and industry compliance
Revenue Model	• Recurring revenue, per subscriber per month for lifetime of device (7-10 years) • Multi-year contracts with automatic renewals	• Upfront fee per device or per device per month
Target Customer	• Enterprise / mid-market customers across multiple key industry verticals	

Customer IoT Use Cases


Connected Health


Fleet Management


EV Charging Infrastructure


Retail


Renewables & Utilities


Smart Agriculture

KORE

8

KORE is a Full-Stack IoT Solution

Unified IoT ecosystem for global connectivity, hardware, deployment and data intelligence services

DEPLOY

HARDWARE & DEVICE SERVICES	LIFECYCLE MANAGEMENT
Hardware design guidance	Staging, kitting, assembly
Routers, modules	Forward & reverse logistics
Device testing	Inventory & device management
Device certification (carrier & industry)	

CONNECT

CONNECTIVITY & CONNECTIVITY MANAGEMENT

LoRaWAN

Global cellular connectivity
2G/3G/4G, Cat M, Cat 1bis, 5G

Local cellular options
2G/3G/4G, Cat M, Cat 1bis, NB, 5G

Satellite

INTELLIGENCE

DEVICE TO NETWORK TO PLATFORM TO CLOUD

- Predictive analytics
- Anomaly detection
- GenAI-powered data querying
- AI-powered rule automation, data processing & protocol translation
- Security, insights & observability

Sensor data	Device data	Network data	Platform data

KORE

9

 $49  $47  $7  $7  20%  19%  $194  $219  $219  $241  $257  $69  $54  $60  $62  $64  $14  $13  $8  $277  $286  $287  $303  $321  2023A 2024A 2025E 2026E 2027E 2023A  2024A  Connectivity  23%  23%  24%  $79  $70  $71  $66  E s t a b l i s h e d F o u n d a t i o n f o r L o n g - Te r m P r o f i t a b l e G r o w t h  10  Revenue  PF Adjusted EBITDA1  # Connections (End of Period)  (in millions)  ($ in millions)  ($ in millions)  % EBITDA Margin  17.1  19.2  21.3  23.5  25.8  $298  $53  $56  2025E 2026E 2027E 2023A 2024A 2025E 2026E 2027E  Solutions Non-Core Non-Core Q4-25 Run-rate PF Adj. EBITDA  Q4-25 Run-rate Revenue  1. 2025E EBITDA pro forma for (i) exclusion of contribution profit from non-core segments (CEaaS / PositionLogic) that have been or are in-process of being sunset in 2025/26; (ii) estimated public company cost savings; and (iii) additional cost savings actioned in 2025

Q3-2025 EBITDA Bridge

KORE exited Q3-2025 with $65 million of run-rate PF EBITDA, after adjusting for non-core segments and cost savings

Q3-2025 Annualized EBITDA



(in millions)
$60
$5
($4)
$5
$65
1
2
3
Q3-25
Annualized EBITDA
Add: Public
Company Costs
Less: Non-Core
(CEaaS)
Add: 2025
Completed Cost Actions
Q3-25
PF EBITDA

1. Estimated costs that can be eliminated or reduced as a private company, including accounting and legal costs, board costs, and D&O insurance, among others
2. Contribution from CEaaS business (~50% est. EBITDA margin), which is non-core to KORE. This business is in-process of being sunset.
3. Cost savings already completed in middle of Q3-25, largely related to headcount reductions in the sales / operations teams

KORE

11

 $54  $56  $57  $58  $18  $15  $12  $17  $72  $71  $69  $75  Q1-25  Q3-25  Solutions  Q4-25  Q2-25  Connectivity  S t r o n g P r o g r e s s i n 2 0 2 5 a n d S e t t o E x i t t h e Ye a r w i t h G r o w t h  12  Quarterly Revenue  Quarterly PF Adjusted EBITDA1  $17  $15  $16  $18  23%  21%  24%  23%  Q1-25  Q2-25  Q3-25  Q4-25  ($ in millions)  ($ in millions)  % EBITDA Margin  1. Pro forma for (i) exclusion of contribution profit from non-core segments (CEaaS / PositionLogic) that have been or are in-process of being sunset in 2025/26; (ii) estimated public company cost savings; and (iii) additional cost savings actioned in 2025

Established Sponsors with a Proven Track Record at KORE

abry partners

- Boston-based private equity firm founded in 1989 with $17 billion in assets under management dedicated to investment opportunities in the Americas and Europe
- Approximately 50 investment professionals across Boston and Charlotte offices that have completed 550+ transactions to-date
- Deep sector expertise in tech-enabled services, communications, healthcare, financial services, and business services

Select Communications Investments

ADDSECURE, airband, ALVARIA, ATLANTIC broadband, bso, CapRock Communications, Clearspan, Country RD Com, EMC Emerging Markets Communications, Grande Communications, Integra, Jab broadband, Masergy, MobileHelp, NCI Network Communications, Inc, netnumber Global Data Services, One Source Networks, Pinnacle Towers Inc, RCN, Securus Technologies, sidera networks, Sullivan Broadcasting

SEARCHLIGHT

- Trans-Atlantic private investment firm founded in 2010 with over $16 billion in assets under management dedicated to investment opportunities in the Americas and Europe
- Approximately 65 investment professionals across three offices in New York, London, and Miami that have completed 45+ transactions to-date
- Deep sector expertise in telecommunications and media (represents > 50% of Searchlight's investments)

Select Communications Investments

Consolidated Communications, ziply fiber, Electric Lightwave, Bezeq, eolo, Liberty Latin America, Liberty Global, Cablevision of Puerto Rico, Charter Communications, GCI, Uniti, windstream, Hargray

KORE

13

 S p o n s o r Ta k e - P r i v a t e T h e s i s  •1 KORE is not well positioned to be a public company today  Microcap stock – limited / no liquidity or public float  Missed customer opportunities out of concern about market capitalization and financials  Distractions of public company obligations (SOX compliance, quarterly earnings, etc.), as well as costs associated with being public  •2 Significantly more opportunity to execute on both organic and inorganic growth as a private company  Limited access to capital as a public company  More operational and strategic flexibility as a private company  Difficult to make longer-payback investments as a public company, in particular being more aggressive as an attacker in Europe and in new verticals  •3 Effecting a turnaround would be done more efficiently as private company  Many of the changes to enhance the business are better made out of the public spotlight and away from quarter-to-quarter measurements and earnings pressure  The underlying business and sector are very strong – 2 closest competitors (Wireless Logic, Cubic Telecom) have been valued in private markets at significantly higher multiples  13

 KORE’s Value Creation  & Transformation (2023-25)  Proprietary & confidential to KORE Wireless |15

Strategic Transformation into a Pure-Play IoT Company

2021-2023 (Legacy Challenges)

Legacy model with complicated balance sheet and limited focus

- In late 2021, **KORE went public through a SPAC at a $1 billion valuation**, after the market had turned negative on SPACs
- After going public, KORE faced a series of operating headwinds, including:
  - Pricing and margin pressure from legacy 2G/3G network sunset
  - Poor integration of acquisitions (BMP, Integron) that created fragmented platforms and tech debt
- In addition, KORE had a highly leveraged balance sheet with a **$300 million impending debt maturity** in late 2024
- As a result, KORE's market capitalization fell greater than 90% from the IPO price

2023-2025 (Reset & Restructuring)

Recapitalized and reset with new leadership and cost actions

- In late 2023, **Searchlight Capital invested $153 million of structured equity**, catalyzing a broader refinancing to de-lever the balance sheet and recapitalize the business for growth
- Key actions since the Searchlight investment:
  - **New leadership team installed** (CEO, CFO, COO, CRO, and others) providing stability and focus
  - Actioned restructuring of the business that yielded **$20M+ run-rate savings**, focused on headcount reduction and rationalization of products, tech debt, facilities, and legal entities
  - Resource and workforce re-allocation to IoT connectivity and away from non-core revenue streams
  - Focus on reduction of non-recurring costs, which has resulted in positive free cash flow in 2025 – first time in 5 years

2026+ (Scaled, Focused & Profitable)

Well-positioned for the next phase of profitable growth

- Full alignment with all stakeholders to drive long-term value creation and profitable growth
- **Relentless focus on an excellent customer experience** has resulted in improved NPS, automated activations, and platform availability
- Continuous product suite evolution to maintain competitive edge and unlock entry into high-bandwidth, advanced use cases
- **Divestiture of non-core businesses has enabled renewed focus on core connectivity business**
- **Proven M&A engine** – paused due to public company and capital constraints – ready to re-accelerate under private ownership
- Leveraging AI to deliver personalized, proactive and intelligent IoT solutions

KORE

16

 R e v a m p e d L e a d e r s h i p Te a m  Ron Totton  Chief Executive Officer  Bruce Gordon  Chief Operating Officer  Jared Deith  Chief Revenue Officer  Anthony Bellomo  Chief Financial Officer  Jack Kennedy  Chief Legal Officer  Gloria Garber  Chief People Officer  KORE has revamped its leadership team with industry leaders, transformation veterans, and entrepreneurs  New Existing  30+ years of experience  Joined KORE in 2024  16  30+ years of experience  Joined KORE in 2024  20+ years of experience  Joined KORE in 2021  15+ years of experience  Joined KORE in 2025  20+ years of experience  Joined KORE in 2025  15+ years of experience  Re-joined KORE in 2024

 K O R E B u s i n e s s Tr a n s f o r m a t i o n U n d e r N e w L e a d e r s h i p  Limited product offering and concentration of legacy devices  Narrow product suite with lack of defined product roadmap and development and sub-optimal resource allocation  Legacy devices on sunsetting 2G / 3G networks  Multiple platforms from acquired businesses  Limited system integration of prior acquisitions, resulting in fragmented systems and excess costs  Technology debt in need of retirement / integration  Acquisition fueled growth  Revenue growth and endpoint expansion driven by M&A  Modest organic revenue growth experienced in Connectivity segment  Underperforming sales strategy with limited incentives for the sales team to engage customers   ocus on winning revenue “at all costs”  Lack of attention to customer experience  The “Old” KORE  Significant progress upgrading and developing Connectivity suite  Diverse SIM portfolio across 2G–5G and alignment with SGP.32  New SIM products and carrier integrations expanding reach into non-US markets  Unified, proprietary technology stack under KORE One  9 of 12 legacy systems retired or integrated and the remainder to be retired by June 2026  Differentiated platform offers clear customer value proposition  Executed material shift towards profitable growth  Deprioritized lower-margin hardware sales  Rightsized the business to unlock $20M+ of annual savings  Negotiation of new carrier partnership agreements  Revamped sales and marketing strategy to deliver more wins  Realigned sales incentives and customer experience framework  Improved customer metrics, retention and pipeline growth  KORE Today  New and improved management has significantly transformed KORE and its growth trajectory in the last year  Poor financial hygiene – lack of cost management and cash focus  16

 Workforce realignment  Product rationalization  Res t r u c t u r i n g & C os t Ration a l i z at i on Program  $20M+  annual savings  Focus on customers, reducing operating expenses, streamlining processes & reducing discretionary spend  Program overview  Actioned starting Q3 2024 and ended in 1H 2025  Cost-to-achieve (one-time expense) of ~$5M  1  25% reduction in headcount across the Company  Delivered significant cost savings while sustaining customer satisfaction  Additional savings from downsizing (ex. AUS, UK) and legal entity / office  portfolio rationalization (ex. Singapore)  2  Identified and de-prioritized non-core projects, eliminated redundancies and  re-balanced resource allocation  Focused on areas of strength within Connectivity (next-gen eSIM)  Deep-dive of IoT Managed Services operations  3  Enhanced customer  intimacy  Executed reorganization without impacting customers or growth plans  Further strengthened customer relationships to drive satisfaction and loyalty  4  16

Significant Reduction in Go-Forward Non-Recurring Expenses

KORE - Non-Recurring Cost Summary

		Historical		Estimate	Projection	
		2023A	2024A	2025E	2026E	2027E
Transformation Expenses	(1)	$6.6	$0.0	$–	$–	$–
Professional Services	(2)	8.6	3.0	1.8	–	–
Severance / Other Compensation	(3)	3.0	9.5	6.6	2.0	2.0
Twilio TSA	(4)	0.8	1.4	0.5	–	–
Ramping Down		**$19.1**	**$14.0**	**$8.9**	**$2.0**	**$2.0**
Rochester Facility Shut-Down	(5)	–	–	2.6	–	–
Google Cloud Commitment	(6)	–	–	1.5	–	–
2025 Cost Savings		**$–**	**$–**	**$4.0**	**$–**	**$–**
Project Kona	(7)	–	–	2.3	–	–
All Other		1.1	0.8	1.3	–	–
Non-Recurring Cash Expenses		**$20.1**	**$14.8**	**$16.5**	**$2.0**	**$2.0**
ERC Income	(8)	–	–	(3.7)	–	–
Impairment / Write-Offs	(9)	0.1	4.3	2.2	–	–
Non-Cash		**$0.1**	**$4.3**	**($1.5)**	**$–**	**$–**
Total Non-Recurring Expenses		**$20.3**	**$19.2**	**$15.0**	**$2.0**	**$2.0**

Commentary

1. Costs related to implementation of strategic tech and operational overhaul, completed in 2023
2. One-time integration and restructuring support (e.g., consultants, legal, and other external services) related to the IT / tech stack transformation, Twilio acquisition, Searchlight investment, and various legal expenses related to the organizational restructuring
3. Non-recurring severance and related costs associated with organizational restructuring (actioned in 2024/25), the departures of the former CEO and CFO, and headcount reductions after the Twilio IoT acquisition (2023)
4. Temporary transition-service expenses (completed in 2025) related to the Twilio IoT acquisition (2023)
5. One-time exit and relocation costs tied to closing the Rochester facility (to be complete Nov. 2025), generating ~$3 million of run-rate savings
6. One-time fee in 2025 stemming from renegotiation and amendment of contract with Google Cloud
7. One-time costs (legal, special committee) related to the sell-side process
8. Recognition of non-recurring income related to U.S. Employee Retention Credit (ERC) claims (originally filed in 2021, cash received in 2023)
9. Adjustments for non-cash inventory impairment (related to the Rochester facility exit and prior acquisitions), R&D write-off related to capitalization policy changes, and other software / payable write-offs

KORE

20

 Investment Highlights  Proprietary & confidential to KORE Wireless |21

Investment Highlights

1

Strong IoT Industry Growth with High Barriers to Entry

- IoT connectivity is one of the fastest-growing segments in tech, with strong growth expected for years
- KORE is right in the center of that wave, enabling mission-critical connectivity for some of the world's most innovative companies

2

KORE is Well-Positioned in the IoT Landscape

- Differentiated product suite (KORE One platform), extensive proprietary IP, and deep vertical expertise (connected health, fleet) create meaningful barriers to entry and set KORE apart from competitors

3

Well-Diversified Recurring Revenue Base Across Growing End-Markets

- Global coverage and strong retention of high-quality logos, with average customer tenure of 7+ years

4

Attractive Unit Economics and Financial Profile

- Highly recurring revenue base and attractive unit economics (LTV/CAC of > 5x) demonstrate the scalability of KORE's platform

5

Revamped Management Team

- KORE has revamped its leadership team with industry leaders, transformation veterans, and entrepreneurs that will position the Company for sustainable, long-term growth

22

 Well - Po s i t i o n e d i n A t t rac t i ve an d Growi n g I o T Mar ke t  IoT market growth and device adoption create multi-billion-dollar connectivity opportunities  Surge in connected devices The number of connected devices is expected to exceed 50bn by 2029, marking a CAGR of >10%  eSIM momentum  eSIM market is expected to grow from 366m devices in 2024 to  1.5bn by 2029 (34% CAGR) – an  increase from 10% market share in 2024 to 24% by 2029  Rising use of eSIM technology results in more flexible and global IoT deployments  Digital Transformation  Enterprise push toward digital transformation driving use cases in healthcare, fleet, and industrials  Cellular IoT expansion  Adoption of 5G and LPWA networks enabling new enterprise use cases  Key trends  IoT market ($bn)  Connectivity  Applications and Platforms Managed Services  $48  $53  $58  $61  $64  $66  $68  $17  $21  $26  $32  $39  $46  $25  $14  $31  $39  $58  $70  $82  $87  $102 $48  $118  $135  $154  $174  $196  2022A  2023A  2024A  2025E  2026E  2027E  2028E  1  Source erg Insights “IoT Connectivity Management Platforms and eSIM Solutions”, 1st edition, January 202 , Gartner Market Statistics (forecast IoT market opportunity by technology segment, 2022 – 2028)  23

2 KORE is Well-Positioned in the IoT Landscape (1 of 2)

Value-added services, industry expertise, and aggregated network coverage position KORE as an essential partner in the IoT connectivity landscape

	Mobile Network Operators (MNOs)	Pure-Play IoT Connectivity
Operators	AT&T, orange, Telefónica, T Mobile, verizon, vodafone	KORE
Competitive Differentiation	✓ Can leverage greater scale and cross-sell IoT solutions alongside mobility ✓ Owner's economics on the network x **Limited ability to serve** as end-to-end, managed services and solutions provider x Lack of vertical expertise	✓ Offer greater coverage, through aggregation of MNO networks, with the ability to offer multiple carriers across multiple geographies ✓ One of a few scaled pure-play IoT operators, which drives better economies of scale (e.g., carrier economics) ✓ More targeted capabilities and 'know-how' in certain industry verticals (healthcare, fleet, industrial IoT) ✓ Seen by MNOs as channel/partner to access SMB/mid-market ✓ End-to-end managed services capabilities for scaled IoT deployments
Strategic Focus	• **Large enterprise focus** – typically high-data / high-volume use cases or large-scale applications (e.g., connected cars) • Driven by need to monetize their wireless infrastructure (particularly 4G/5G), but **IoT rarely a large or singular focus for MNOs**	• "Sweet spot" is the **mid-market customer base** that requires a suite of bundled value-added services and customer service due to added complexity

KORE

24

2 KORE is Well-Positioned in the IoT Landscape (2 of 2)

	KORE	Wireless Logic	aeris	Sierra Wireless	cubic telecom
Core offer	*Pure-Play IoT Connectivity*	*Pure-Play IoT Connectivity*	*IoT Connectivity (Automotive-Focused)*	*IoT Hardware & Connectivity*	*IoT Connectivity (Automotive-Focused)*
Connections	**20m+**	**18m+**	**120m+**	**~5m**	**25m**
Managed Services	✓	✓	✓	✗	✗
Most Recent Valuation	**$0.5b** (~8x EBITDA)	**$4.6b**[1] (~28x EBITDA)	*n.a.*	**$1.2b**[2] (~20x EBITDA)	**$1.0b**[3] (~14x Revenue)
Revenue	**~$287m** (2025E)	**~$400m** (LTM Apr-25)	**~$100m** (estimated)	**$677m**	**~$71m** (CY2023)
Geographic Focus	**Global – US Focus**	**Global – EU Focus**	**Global**	**Global**	**Global**
Key customers	Abbott, DIGI, Livongo, Philips, T-Mobile	Just Eat, John Deere, Hermes	Honeywell, Mitsubishi Motors	Atlas Copco, Sentient Energy	Audi, Škoda Auto
Overall Competitive Positioning	Scaled, market leader in in the U.S. across multiple verticals (Connected Health, Fleet)	Scaled IoT operator largely focused on the EU & UK	Automotive-focused IoT operator	Identified as a module for solutions (sells hardware) but connectivity adds a solid value proposition	Automotive-only IoT operator, with majority of revenues associated with Audi / Volkswagen relationship

1. Received minority investment from General Atlantic in May 2025
2. Acquired by Semtech in Jan. 2023
3. Acquired by Softbank in Dec. 2023

KORE 25

2 Differentiated Offering, Backed by Extensive IP, Creates Sustainable Competitive Moat

Underpinned by proprietary platform, global carrier integrations and deep expertise in IoT applications

Comprehensive mission-critical IoT solution set

~40 direct carrier partners

KORE One platform

Connectivity

- SIM and eSIM technology stack / proprietary IP across a range of different bandwidth intensities offered globally and locally
  - 3G, 4G LTE, 5G, LPWA and satellite
- KORE eSIM products offered domestically and globally with 600+ available networks
  - Driven by KORE's proprietary Cloud Native network
- Proprietary KORE One platform integrating all SIM APIs onto one space, allowing IoT Connectivity and Solutions customization
- ConnectivityPro service and related APIs for IoT device management

IoT Solutions

- Industry applications with select FDA and HIPAA certifications as well as SaaS and APIs with video bundling for fleet management
- 3,400+ connectivity-only customers for cross-sell

Limited remaining legacy systems, with 9 of 12 already retired or integrated and the remainder scheduled for retirement by June 2026

KORE's proprietary IoT creates high switching costs


Technology evaluation, selection, dev
Connectivity, device & data management
Deployment (forward logistics)
Operations management & support
Sustainment (reverse logistics)
Analysis & optimization
IoT strategy & end-to-end security
KORE

KORE
26

 U.S.  IoT Connectivity / Managed Services Case Study – Connected Health  KORE global connectivity  Provided a global connectivity package to provide connectivity across a large number of countries  Acting as a trusted advisor for customer with transition of 2G/ 3G devices  to LTE (in 2021/22)  Subscriber base is growing fast, leading to significant connectivity revenue stream for 7-10 years per device  Upsell to eSIM highly likely given global footprint of services  KORE solution: IoT enablement of cardiac devices  Helped design a custom connectivity device which works with a large number of cellular networks globally; contracted manufacturing with a global contract manufacturer  KORE is an extension of the customer’s supply chain, configuring & handling 200-300K devices per year with facilities which are:  ISO 13485 / 9001 certified  FDA Registration 21 CFR Part 820 compliant  HIPAA (US) and GDPR (EU) compliant  KORE CaaS Physician portal  Cardiac device Bedside monitor  KORE delivers a full-stack IoT solution – pairing connectivity with value-added managed services that enhance customer retention and highlights its value as a strategic partner  One of KORE’s largest and most tenured (10+ years) customers is a multinational medical devices company  Collaborated with the cardiac monitoring (pacemakers & related devices) division to design custom devices and deploy connectivity across several countries  2  26

 Leadin g I o T Produ c t Su i t e  Continuous product suite evolution to maintain competitive edge and unlock new and advanced use cases  Platform that integrates connectivity, device management, and application enablement for IoT deployments  Carrier and device agnostic, enabling customers to deploy and scale IoT solutions globally across multiple networks, devices, and geographies  Pre-built APIs and modular architecture simplifies integration and accelerates time-to-market  Provides real-time analytics, monitoring, and automation to improve the customer experience  KORE One  IoT enablement platform providing device and  data analysis tools  Next-generation, multi-IMSI SIM card and eSIM platform that brings top-tier networks together for global reach, granular control, and developer-friendly automation  Central to Super SIM is KORE’s cloud-scale mobile core, which orchestrates intelligent network selection, automatic failover, and policy-based access  Devices can autonomously switch between carriers based on location, signal strength – ensuring maximum uptime and low latency without manual intervention  Roaming Super SIM  One platform combining all SIM deployments,  offering access to 600+ networks across  200+ countries  The Carrier+ offering combines local, native SIM profiles of Tier 1 cellular networks with roaming Super SIM as a backup (failover) to ensure superior reliability and coverage  Native SIM profiles receive prioritized traffic from carriers, delivering higher bandwidth, faster speeds, and lower latency  Full access to 5G networks, which are only available natively, enabling high-bandwidth applications  Breadth of carrier relationships positions KORE to deliver Carrier+ across all major networks  Carrier+  Combines global roaming with direct access to Tier-1  cellular networks  2  26

3 Well-Diversified Recurring Revenue Base Across Growing End-Markets

Global coverage and strong retention of high-quality logos, with average customer tenure of 7+ years

1 Revenue by Industry Vertical

Vertical	% Revenue	Use Cases	Illustrative Customers
Healthcare	~25%	• Remote patient monitoring • Medical equipment diagnostics • Clinical trials	Abbott, Livongo, Dexcom
Industrials	~15%	• Smart utilities/meters • Smart cities/buildings/factories • Industrial IoT	Digi, Rain Bird, Particle
Fleet Management	~20%	• Stolen vehicle recovery • Fleet tracking / telematics • Connected car	Trak Global Group, Omnitracs, Velociter Solutions
Asset Management	~15%	• Home / business security • Offender tracking, alcohol monitoring • Critical asset management	Wi-Tronix, BinSentry, tyler technologies
Retail / Comms & Others	~25%	• IoT & consumer service providers • Carrier IoT business units • Enterprise connectivity, private networking	Ubiquiti Networks, datto, Leap Networks

2 Revenue by customer[1]

No customer represents more than 5% of total revenue

Customers % of revenue



Customer 1 5%
Customer 2 4%
Customer 3 4%
Customer 4 2%
Customer 5 2%
Customers 6-10 10%
Customers 11-20 12%
Other Customers 60%

3 Revenue by region[1]

Majority US revenues with ability to service customers across diverse range of geographies

Revenue by region[2]



Canada 3%
UK 1%
Brazil 2%
Other 3%
Netherlands 6%
United States 85%

4 Recurring Customer Base

Net Retention % by Year[3]



96%
95%
99%
2023
2024
LTM Jun-25

Connectivity Gross Profit as % of Total[4]



89%
91%
91%
2023
2024
2025E

1. Reflects twelve-month period ending June 2025
2. Revenue by KORE subsidiary
3. Represents Dollar-Based Net Expansion Rate ("DBNER"), a metric tracked by Management and calculated by dividing the revenue for a given period from existing go-forward customers by the revenue from the same customers for the same period measured one year prior
4. Excludes non-core gross profit (CEaaS / PositionLogic)

KORE

29

3

Proven Success in Serving High-Bandwidth IoT Use Cases

Motive – Fleet Management

Motive



2025
KORE Win

$2.6M
Annual Recurring Revenue

AT&T
Incumbent Replaced

Customer

- Motive is a fleet management customer that specializes in in-vehicle video solutions (dash cams)
- Fleet management providers are looking for IoT enabled video solutions to help customers overcome various challenges related to safety, liability, and operational efficiency

KORE Solution and Outcome

- Order of 400k units that will generate $2.6mm of Connectivity ARR (ARPU of $0.54 / month) based on data usage of 200 MB / month
- Expected usage per camera expected to approach 1 GB of data, which would result in increased ARPUs of $2.20 / month
- Provides connectivity and IoT solutions for the customer's driver and road-facing dash cams, which help to monitor driver behavior, improve fleet safety, and prevent collisions
- Replaced AT&T as the incumbent provider, driven by several key factors:
  - ✓ AT&T's account management and customer service function was not performing
  - ✓ Preference for KORE's SuperSIM technology, with ability to route traffic at the SIM level and leverage multiple carrier networks

Bardy Diagnostics – Connected Health

Baxter
BardyDx



2025
KORE Win

$4.50
Monthly ARPU

T Mobile
Incumbent Replaced

Customer

- Bardy Diagnostics (owned by Baxter) developed the Cardiac Ambulatory Monitor (CAM) patch, a wireless patient-friendly and IoT-enabled cardiac monitor
- The CAM patch collects ECG and other remote patient data and transmits to a secure, cloud-based data platform

KORE Solution and Outcome

- KORE secured a win of $1mm total contract value and is expected to generate ~$350k of Connectivity ARR across an initial order of 6.5k devices (ARPU of $4.50 / month) based on data usage of 400 MB / month
- KORE enables secure cardiac monitoring by supplying hardware (smartphone), SIM card, and MDM (mobile device management) licenses to enable secure cardiac monitoring and manage devices
- Replaced T-Mobile as the incumbent provider
- Demonstrates KORE's continued success and leadership in the Connected Health space

KORE
30

 G r o w i n g R e c u r r i n g M i x S u p p o r t s D u r a b l e O p e r a t i n g L e v e r a g e  31  Gross Profit Mix1 ($M)  Illustrative Connectivity LTV / CAC  Source: Company filings  1. Excludes non-core (CEaaS / PositionLogic) gross profit  $119  $15  $13  $13  $134  $143  $143  2023  2024  2025E  Connectivity  Solutions  ~90% of Total  Recurring Connectivity Gross Profit (2025E)  Growing recurring mix combined with favorable LTV/CAC dynamics demonstrates the scalability of KORE’s  platform and strong operating leverage as the business continues to expand  Lifetime Value of Connectivity Device  Monthly ARPU  $1.00  (x) Months  12  Annual Revenue / Device  $12  Lifetime Value of Device (Yrs)  7.0  LTV - Revenue  $84  (x) Connectivity %-Margin  60%  LTV - Gross Profit [A]  $50  $130  $130  Cost per Device  Sales & Marketing %-Revenue  10%  (x) Lifetime Value - Revenue  $84  Lifetime Value of Costs [B]  $9  LTV / CAC [A/B] 5.7x  4

 Financial Overview  Proprietary & confidential to KORE Wireless |32

Financial Model Overview

IoT Connectivity

- **Connectivity-as-a-Service (CaaS)** revenue expected to grow +8% '25-'30 CAGR, with SIM volume growth (+10% CAGR) outpacing minor ARPU decline (-2% CAGR), largely driven by mix shift
- Connectivity segment now past the effects of the 2G/3G network sunset and continues to exhibit strong unit economics and high net revenue retention
- Legacy, high-margin CEaaS business (non-core to KORE) wound down to zero in 2026

IoT Solutions

- **IoT Solutions** revenue expected to recover to > $60 million by 2025, driven by:
  - Strong growth in Connected Health (CHTS) program, as evidenced by won-contract with Phillips
  - Hardware sales – particularly in healthcare, which is dependent on customer inventory mgmt. and timing of clinical studies – should recover due to project delays
- Gross margin to remain in the mid-20s percent over course of forecast

Cost Structure

- Material reduction in operating expenses in 2025, reflecting execution of the cost transformation plan actioned in 2024-2025
  - A portion of cost savings re-invested into sales resources to drive profitable growth, particularly in Connected Health, Fleet, and Channel Partner program
- PF Adj. EBITDA margins projected to grow from 23% in 2025E to 28% by 2030E, driven by meaningful operating leverage within KORE's largely fixed cost base
- Significant reduction in non-recurring expenses beginning in 2026 drives meaningful improvement in free cash flow generation

KORE

33

L e n d e r M o d e l – C o n s o l i d a t e d F i n a n c i a l S u m m a r y  34  Revenue ($M)  Gross Profit ($M)  PF Adj. EBITDA1 ($M)  PF Adj. EBITDA – Capex ($M)  $219  $241  $257  $277  $298  $322  $62  $64  $67  $69  $71  $8  $60  $303  $321  $343  $367  $393  2025E 2026E  Connectivity  2027E  Solutions  2028E  Non-Core  $298  $287  2029E 2030E  Q4-25 Run-rate Revenue  $71  $79  $89  $99  23%  23%  24%  28%  $110  26%  27%  2025E 2026E 2027E 2028E 2029E 2030E 2025E 2026E 2027E 2028E 2029E  $56  $61  $68  $77  $86  $97  19%  20%  21%  22%  24%  25%  2030E  $130  $144  $155  $169  $183  $198  $13  $16  $16  $17  $17  $7  $150  $160  $172  $186  $216  $18  $200  2025E  2026E  2027E  2028E  Solutions  2030E  Connectivity  2029E  Non-Core  % PF Adj. EBITDA Margin  $70  $66  % PF Adj. EBITDA - CAPEX Margin  Q4-25 Run-rate PF Adj. EBITDA  Source: Management estimates  1. 2025E pro forma for (i) exclusion of contribution profit from non-core segments (CEaaS / PositionLogic) that have been or are in-process of being sunset in 2025/26; (ii) estimated public company cost savings; and (iii) additional cost savings actioned in 2025

 2025E  2026E  2027E  2028E  2029E  2030E  2031E  Cash Flow Summary  PF Adj. EBITDA - Capex  $56  $61 $68  $77  $86  $97  $108  (-) PF Adjustments  (7)  – –  –  –  –  –  (-) Non-Recurring Costs  (17)  (2) (2)  –  –  –  –  (-) Cash Interest  (26)  (25) (21)  (18)  (13)  (8)  (2)  (-) Cash Taxes  (1)  – (1)  (9)  (16)  (22)  (26)  (+/-) NWC / Other  2  – –  –  –  –  –  Levered FCF  $7  $34 $44  $50  $58  $67  $79  Capitalization Summary  Q1-26E  New Senior Secured Term Loan  300  272 229  178  121  54  –  Total Debt  $300  $272 $229  $178  $121  $54  $–  Cash & Cash Equivalents  12  10 10  10  10  10  35  Net Debt  $288  $262 $219  $168  $111  $44  ($35)  Net Debt / PF LQA EBITDA  1  4.4x  3.4x 2.5x  1.7x  1.0x  0.4x  (0.3x)  Memo: PF LQA EBITDA  $65  $77 $86  $96  $107  $119  $132  L e n d e r M o d e l – Cas h F l ow & Capitaliz at i on  35  1. Represents 3’2 Pro orma L A E ITDA

 Appendix  Proprietary & confidential to KORE Wireless |36

 ~40 carrier relationships across the globe  Direct global carrier partnerships  Broad Ran ge of C ar r i er Par t n er s h i ps  U.S.A.  Austria  U.S.  DVM Turkey  IoT  37

 Time to Respond (Minutes)  Time-to-Resolve (Hours)  Tickets Open (End of Period)  Uptime (Connectivity Products) Provisioning Success Rate  162  37  30  39  29  26  Q1-24 Q2-24 Q3-24 Q4-24 Q1-25 Q2-25  13.3  13.9  9.4  9.1  11.5  9.4  Q1-24 Q2-24 Q3-24 Q4-24 Q1-25 Q2-25  553  391  306  270  306  361  Q1-24  Q2-24  Q3-24  Q4-24  Q1-25  Q2-25  99.3% 99.8% 99.7%  FY24  Q1-25  Q2-25  Improved C u s t omer E xper i en ce Ref l ected i n Key KPIs  93.7%  98.5% 99.3%  FY24  Q1-25  Q2-25  Target: 45mins  Target: 10hrs  37  Network Connection KPIs